Exhibit 99.1

PRESS RELEASE
	Contact:	Jeffrey Freedman, VP IR
Allis-Chalmers Energy
713-369-0550
DRAFT RELEASE
Lisa Elliott, Sr. VP
DRG&E/ 713-529-6600
ALLIS-CHALMERS ENERGY REPORTS
FIRST QUARTER 2007 RESULTS
1st quarter income from operations increased 259% to $31.0 million
1st quarter net income increased 175% to $12.2 million, or $0.37 per diluted share
HOUSTON, TEXAS, May 4, 2007- Allis-Chalmers Energy Inc. (NYSE:ALY) today announced results for the three months ended March 31, 2007.
     Revenues for the first quarter of 2007 rose 184% to $135.9 million compared to $47.9 million for the first quarter of 2006. Revenues increased in all business segments due to acquisitions completed in 2006, investment in new capital equipment, increased utilization of our rental equipment and improved pricing. Revenues increased most significantly as a result of the acquisition of DLS Drilling, Logistics & Services Corporation, or DLS, which we acquired on August 14, 2006, and the acquisition of substantially all the assets of Oil & Gas Rental Services, Inc., or OGR, which we acquired on December 18, 2006.
     Income from operations grew 259% to $31.0 million for the first quarter of 2007, from $8.6 million in the first quarter of 2006. EBITDA increased 253% to $44.5 million for the first quarter of 2007, from $12.6 million in the first quarter of 2006. EBITDA is a non-GAAP item, and additional information and discussion regarding EBITDA is provided later in this release.
     Net income for the first quarter of 2007 attributed to common shares increased 175% to $12.2 million, or $0.37 per diluted share, compared to net income of $4.4 million, or $0.23 per diluted share, in the first quarter of 2006. Net income in the first quarter of 2007 included approximately $1.9 million, or $0.04 per diluted share on an after-tax basis, in debt financing costs (including interest and the write-off of deferred financing fees) associated with the $300 million senior unsecured bridge loan agreement dated December 18, 2006, which we refinanced on January 29, 2007 through the issuance of senior notes and common stock. The bridge loan was used to fund the acquisition of substantially all the assets of OGR.
     Weighted average shares of common stock outstanding on a diluted basis increased 73% to 33.0 million shares for the first quarter of 2007 from 19.1 million shares for the first quarter of 2006, primarily due to equity offerings related to our 2006 acquisitions and the equity offering completed in January 2007. Provision for income taxes for the first quarter of 2007 was $6.2 million, or 33.9% of net income before income taxes, compared to $607,000, or 12.1% of net income before income taxes for the first quarter of 2006, as a result of the increase in profits and more rapid utilization of deferred tax assets, principally federal net operating loss tax carry-forwards.
     Micki Hidayatallah, Allis-Chalmers’ Chairman and Chief Executive Officer stated, “I am extremely pleased to inform you that every segment of our company operated above our expectations. We were able to increase capacity utilization, maintain prices and at the same time provide our customers with the most technologically advanced equipment.”
     “The performance of our International Drilling segment deserves special mention because we were able to increase productivity and lower costs resulting in noticeably higher gross margins and net operating margins,” added Mr. Hidayatallah. “The growth in our Rental Service segment was also very gratifying and we believe that management was successful in defining the integration strategy that we are continuing to implement. The consolidation of the price book along with the integration of the sales force and management team should improve margins throughout the year. At the same time we will see additional benefits from the capital expenditure program that we instituted over the last eighteen months for the delivery of premium drill pipe.”
     Mr. Hidayallah also noted, “In our other segments we are facing an increasingly competitive environment in the southern Rocky Mountains, West Texas and South Texas. Although the rig count continues to rise, the period between the commencement of drilling programs has slowed down with the greater availability of rigs. Management is confident that we can continue to meet the current operating challenges and to create new opportunities for increased productivity and efficiencies.”
Segment Results:
•	Rental Services. Due to the acquisition of OGR in December 2006, this segment experienced significant year-over-year growth. Revenues increased to $31.6 million during the first quarter of 2007, compared with $10.4 million in the first quarter of 2006. Operating income in the Rental Services segment rose to $13.9 million during the first quarter of 2007 from $5.0 million in the first quarter of 2006. The Rental Services segment also benefited from increased utilization of an expanded inventory of quality rental tools and enhanced marketing programs.
•	International Drilling. DLS, which was acquired on August 14, 2006, generated revenues for the first quarter of $48.9 million and operating income of $9.6 million. These results reflect the successful integration of DLS, increased equipment utilization and operating efficiencies, and increased pricing for its drilling and workover services in Argentina.
•	Directional Drilling. This segment benefited from solid drilling activity in Texas and the Gulf Coast areas, a favorable pricing environment for these services and capital investments that were made during 2006, principally in six measurement-while-drilling (“MWD”) kits. Revenues for the Directional Drilling segment increased to $20.5 million during the first quarter of 2007, compared to $15.9 million in first quarter of 2006. During the first quarter of 2007, operating income for our Directional Drilling segment increased 64.5% to $4.3 million from $2.6 million in the first quarter of 2006. An additional six MWD kits will be added in the second quarter of 2007.
•	Tubular Services. Revenues for our Tubular Services segment increased to $14.4 million in the first quarter of 2007, compared with $9.5 million in the first quarter of 2006, due principally to the acquisition of Rogers Oil Tool Services, Inc. and investments made in additional casing and tubing tools and equipment. Operating income for the Tubular Services segment increased to $3.2 million in the first quarter of 2007 from $1.9 million in the first quarter of 2006. The operations in Mexico produced steady results, as revenue increased to $1.8 million for the first quarter of 2007, compared with $1.5 million in the first quarter of 2006.
•	Underbalanced Drilling. The improvement in results for this segment resulted primarily from the investment in additional equipment, principally new compressor packages, which increased our capacity and geographic footprint. Revenues increased in the first quarter of 2007 to $10.6 million from $9.1 million in the first quarter of 2006. Operating income from Underbalanced Drilling was up 16.7% to $2.6 million in the first quarter of 2007 from $2.2 million in the first quarter of 2006.
•	Production Services . Revenues in the first quarter of 2007 for our Production Services segment increased to $10.0 million, compared to $3.0 million in the first quarter of 2006. Operating income was $1.6 million in the first quarter of 2007, up from $277,000 in the first quarter of 2006. The improvement in revenues and operating income was due to the acquisition of Petro-Rentals, Inc. in October 2006 and the addition of two coil tubing units that were delivered in the fourth quarter of 2006. We expect that two coil tubing units will be delivered in the second quarter of 2007.
Conference Call:
     Allis-Chalmers will host a conference call to discuss its 2007 first quarter financial results and recent developments at 10:30 a.m. Eastern (9:30 a.m. Central) today, May 4, 2007. To participate in the call, please log on to www.alchenergy.com or dial (303) 275-2170 and ask for the Allis-Chalmers call at least 10 minutes prior to the start time. For those who cannot listen to the live call, a telephonic replay will be available through May 11, 2007, and may be accessed by calling (303) 590-3000 and using the pass code 11089216#. A web cast archive will also be available at www.alchenergy.com shortly after the call is concluded.
About Allis-Chalmers
     Allis-Chalmers Energy Inc., is a Houston based multi-faceted oilfield services company that provides services and equipment to oil and natural gas exploration and production companies throughout the United States, including Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Utah, Wyoming, the Gulf of Mexico, and internationally primarily in Argentina and Mexico. Allis-Chalmers provides directional and horizontal drilling services, rental of specialized tools for onshore and offshore drilling, completion and workover operations, casing and production tubing installation, compressed air drilling services, and workover services with capillary and coiled tubing units. In Argentina, Allis-Chalmers is a leading provider of drilling, completion, repair and related services. For more information, visit Allis-Chalmers’ website at http://www.alchenergy.com or request future press releases via email at http://www.b2i.us/irpass.asp?BzID=1233&to=ea&s=0.
Forward- Looking Statements
This press release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Allis-Chalmers’ business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this press release.
Although forward-looking statements in this press release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which Allis-Chalmers operates, competition, obsolescence of products and services, the ability to obtain financing to support operations, environmental and other casualty risks, and the effect of government regulation. Further information about the risks and uncertainties that may affect Allis-Chalmers are set forth in our company’s most recent filings on Form 10-K (including without limitation in the “Risk Factors” section) and in its other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Allis-Chalmers undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this press release.
Use of EBITDA & Regulation G Reconciliation
This press release contains references to EBITDA, a non-GAAP financial measure that complies with federal securities regulations when it is defined as net income (the most directly comparable GAAP financial measure) before interest, taxes, depreciation and amortization. Allis-Chalmers defines EBITDA accordingly for the purposes of this press release. However, EBITDA, as used and defined by Allis-Chalmers, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, Allis-Chalmers believes EBITDA is useful to an investor in evaluating our company’s operating performance because this measure:
•	is widely used by investors in the energy industry to measure a company’s operating performance without regard to the items excluded from EBITDA, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	helps investors to more meaningfully evaluate and compare the results of Allis-Chalmers’ operations from period to period by removing the effect of its capital structure and asset base from its operating results; and

•	is used by management for various purposes, including as a measure of operating performance, in presentations to the board of directors, as a basis for strategic planning and forecasting, as a component for setting incentive compensation and to assess compliance in financial ratios, among others.

There are significant limitations to using EBITDA as a measure of performance, including the inability to analyze the effect of recurring and non-recurring items that are excluded from EBITDA and materially affect net income or loss, results of operations, and the lack of compatibility of the results of operations of different companies.
Reconciliations of this financial measure to net income, the most directly comparable GAAP financial measure, are provided in the table below.
Reconciliation of EBITDA to GAAP Net Income
($ in millions)

	For the Three Months
	Ended
	3/31/07	3/31/06
Net income	12.17	4.42
Depreciation and amortization	13.30	3.94
Interest expense, net	12.81	3.63
Income taxes	6.23	0.61

EBITDA	44.51	12.60
- tables to follow -

ALLIS-CHALMERS ENERGY INC
CONSOLIDATED CONDENSED INCOME STATEMENT
(in thousands, except per share amounts)
(unaudited)

	For the Three Months Ended
	March 31,
	2007	2006
Revenues	$135,900	$47,911

Cost of revenues Direct costs	77,605	27,998
Depreciation	11,816	3,330

Total cost of revenues	89,421	31,328

Gross margin	46,479	16,583

General and administrative expense	13,971	7,343
Amortization	1,488	607

Income from operations	31,020	8,633

Other income (expense) Interest expense	(13,571)	(3,705)
Interest income	759	77
Other	184	25

Total other income (expense)	(12,628)	(3,603)

Net income before income taxes	18,392	5,030

Provision for income taxes	(6,227)	(607)

Net income	$12,165	$4,423

Net income per common share:
Basic	$0.38	$0.26

Diluted	$0.37	$0.23

Weighted average shares outstanding:
Basic	32,330	17,105

Diluted	33,011	19,113

ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2007	2006
	(unaudited)
ASSETS

Cash and cash equivalents	$75,287	$39,745
Trade receivables, net	117,595	95,766
Inventory	30,440	28,615
Prepaid expenses and other	9,321	16,636

Total current assets	232,643	180,762

Property and equipment, net	562,951	554,258
Goodwill	125,854	125,835
Other intangible assets, net	31,801	32,840
Debt issuance costs, net	14,991	9,633
Other assets	5,020	4,998

Total assets	$973,260	$908,326

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current maturities of long-term debt	$5,248	$6,999
Trade accounts payable	29,024	25,666
Accrued salaries, benefits and payroll taxes	11,845	10,888
Accrued interest	8,636	11,867
Accrued expenses	19,075	16,951

Total current liabilities	73,828	72,371

Deferred income tax liability	21,491	19,953
Long-term debt, net of current maturities	510,423	561,446
Other long-term liabilites	588	623

Total liabilities	606,330	654,393

Commitments and Contingencies

Stockholders’ Equity Preferred stock	—	—
Common stock	343	282
Capital in excess of par value	316,979	216,208
Retained earnings	49,608	37,443

Total stockholders’ equity	366,930	253,933

Total liabilities and stockholders’ equity	$973,260	$908,326

ALLIS -CHALMERS ENERGY INC.
SEGMENT INFORMATION

	For the Three Months Ended
	March 31,
	2007	2006
Revenue
Rental services	$31,581	$10,421
International drilling	48,888	—
Directional drilling	20,489	15,937
Tubular services	14,386	9,459
Underbalanced drilling	10,555	9,099
Production services	10,001	2,995

	$135,900	$47,911

Operating income (loss)
Rental services	$13,923	$4,998
International drilling	9,614	—
Directional drilling	4,285	2,605
Tubular services	3,193	1,851
Underbalanced drilling	2,611	2,237
Production services	1,603	277
General corporate	(4,209)	(3,335)

	$31,020	$8,633

Depreciation and amortization
Rental services	$6,261	$1,671
International drilling	2,707	—
Directional drilling	465	289
Tubular services	1,203	699
Underbalanced drilling	823	684
Production services	1,297	293
General corporate	548	301

	$13,304	$3,937

Capital expenditures
Rental services	$8,513	$684
International drilling	2,720	—
Directional drilling	4,283	2,698
Tubular services	2,664	1,127
Underbalanced drilling	1,458	2,224
Production services	2,358	681
General corporate	349	172

	$22,345	$7,586